UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2014

SWORDFISH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-7475	41-0831186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  1400 W Northwest Highway

Grapevine, Texas 76051

 (Address of principal executive offices and Zip Code)

(817) 845-6244

 (Registrant’s telephone number, including area code)

N/A

(Former Name and Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into Material Definitive Agreement

Adoption of 2014 Incentive Stock Option and Restricted Stock Plan

On March 25, 2014, our Chief Executive Officer and holder of 71.4% of the common voting rights of the Company, Clark Ortiz, by written consents, in lieu of a special meeting of shareholders voted to adopt our 2014 Incentive Stock Option and Restricted Stock Plan (the “Plan”)(the “Voting Stockholder”). In connection with adopting the Plan, the Voting Stockholder also approved the issuance of up to 2,000,000,000 shares of our common stock pursuant to the terms of the Plan. As of March 25, 2014, the Voting Stockholder is the owner of 50,000,000 shares of our common stock and 25,000,000 shares of our Series A Preferred Stock. The Preferred Stock is convertible into 10 shares of a common stock per share and carries with it voting rights pari passu to our common stock at a factor of 100 common votes for each share of Preferred Stock (e.g., 2,500,000,000 votes). A copy of the Plan is included as Exhibit 99.1 to this Report.

Currently, the Company does not have a formal equity compensation plan in place. The Plan, in relevant part, provides that our Board of Directors may by majority vote direct that employees, directors and consultants of the Company be granted shares of our common stock and options to purchase shares of our common stock as compensation for past and future services rendered to the Company. Specifically, the Plan provides that the Company may grant such eligible individuals incentive stock options, non-qualified stock options, shares of common stock and stock appreciation rights. The Board of Directors and Voting Shareholder anticipate that in adopting the Plan, the Company will become better suited to attract and retain qualified directors, employees and consultants to the Company.

In connection with adopting the Plan, the Voting Shareholder also approved a resolution that up to 2,000,000,000 shares of our common stock may be issued under the terms and conditions of the Plan. That is, at its discretion, the Board of Directors may elect to have issued to directors, employees and consultants it deems deserving, up to 2,000,000,000 newly issued shares of our common stock, options to purchase our common stock, or some combination thereof. If our Board of Directors decides to issue shares of common stock or options to purchase our common stock, the issuance of such securities would not affect the rights of the holders of our currently outstanding common stock, except for affects incidental to increasing the number of outstanding shares of our common stock, such as dilution of the earnings per share and voting rights of current holders of common stock

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.03                      Material Modification to Rights of Security Holders.

Actions Taken

To accommodate the future issuance of our Common Stock pursuant to the terms and conditions of the Plan, the Voting Stockholder approved a resolution amending our Articles of Incorporation to issue up to 5,000,000,000 shares of our Common Stock from its previous total of 3,000,000,000.

Effects of An Increase in Authorized Shares

Uncommitted authorized but unissued shares of Common Stock may be issued from time to time to such persons and for such consideration as the Board may determine. Holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the Over the Counter Bulletin Board (“OTCBB”) or other market which we qualify Common Stock for trading, as the case may be, and the judgment of the Board regarding the submission of such issuance to a vote of our stockholders. Our stockholders have no preemptive rights to subscribe to newly issued shares.

Moreover, it is possible that additional shares of Common Stock would be issued under circumstances which would make the acquisition of a controlling interest in us more difficult, time-consuming, costly or otherwise discourage an attempt to acquire control of us. Under such circumstances the availability of authorized and unissued shares of Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of us by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board in opposing such an attempt by a third party to gain control of us or could also be used to dilute ownership of a person or entity seeking to obtain control of us. Although we do not currently contemplate taking such action, shares of Common Stock could be issued for the purposes and effects described above and the Board reserves its rights to issue such stock for such purposes.

The authorization of additional shares of Common Stock pursuant to this Amendment will have no dilutive effect upon the proportionate voting power of our present stockholders. However, to the extent that shares are subsequently issued to persons other than our present stockholders, such issuance could have a dilutive effect on the earnings per share and voting power of present stockholders. If such dilutive effect on earnings per share occurs, we expect that any such dilutive effect would be relatively short in duration.  As described above, we believe that the increase in the number of authorized shares of Common Stock will provide the flexibility needed to meet corporate objectives and is in the best interest of our stockholders.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

See item 3.03 above

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits:

Exh. No.	Date	Document
3.0	April 17, 2014	Amendment to the Articles of Incorporation (1)
99.1	March 25, 2014	2014 Incentive Stock Option and Restricted Stock Plan (1)

____________________________

(1)	Previously filed with Issuer’s Schedule 14(c) Information Statement Dated April 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2014	SWORDFISH FINANCIAL, INC.

	By:	/s/Clark Ortiz
Clark Ortiz, Chief Executive Officer